EXHIBIT 99

NEWS RELEASE


FOR IMMEDIATE RELEASE                         Contact:  Mark F. Bradley
---------------------                                   Chief Operating Officer
June 30, 2003                                           (740) 373-3155



                          PEOPLES BANK TO CLOSE OFFICE
                            IN CATLETTSBURG, KENTUCKY
         ---------------------------------------------------------------

         Marietta, Ohio - Peoples Bank, a subsidiary of Peoples Bancorp Inc. (Nasdaq: PEBO), today announced plans to close its Catlettsburg, Kentucky office, in October 2003. The office closing will occur primarily due to the proximity of Peoples Bank's full-service office in nearby Ashland.

         "With our new office in Ashland, this is the best way to efficiently and effectively serve our customer base in Boyd County," said Mark F. Bradley, Peoples Bank's President and Chief Operating Officer. "The Ashland office offers drive-in service and an ATM, which are not available at our current Catlettsburg facility."
         Peoples Bank acquired the Catlettsburg office in 1997 from the former Catlettsburg Federal Savings Bank. The office is located at 2717 Louisa Street and employs four associates.
         "We continue to analyze our sales and delivery channels," continued Bradley. "The Catlettsburg office is not well-suited to providing access and convenience demanded in today's banking environment. The market is growing north along State Route 23, and our Ashland location offers a wider array of financial services, from deposits to loans to investment and trust services."
         Cost savings are not expected to be significant, but the planned action will streamline Peoples Bank's office locations and optimize efficiencies. After the Catlettsburg office closing, Peoples Bank will have 7 full-service locations in Boyd, Greenup, and Carter Counties in eastern Kentucky.
         Peoples Bancorp Inc., a diversified financial products and services company with $1.8 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through Peoples Bank's 50 sales offices and 33 ATMs in Ohio, West Virginia, and Kentucky. Peoples' common shares are traded on the NASDAQ national market under the symbol "PEBO." Peoples Bancorp is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.


                                 END OF RELEASE